Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 22, 2021, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through April 30, 2021.

2021

Engle progeny

February	0

March	1

April	0

As of February 22, 2021, there are no Engle progeny cases in trial.

Other Individual Smoking & Health

February	0

March	0

April	0

As of February 22, 2021, there are no non-Engle progeny cases in trial.